Exhibit 99.1

News Release

For Immediate Release

Contact:	Kyle McClure Director, Treasury and Investor Relations 713-209-8631 Kyle.McClure@CooperIndustries.com

Cooper Industries Reports Record First Quarter Results

—  First Quarter Earnings Per Share from Continuing Operations a Record $1.00

—  Record First Quarter Revenue For Combined Electrical Segments

Dublin, Ireland, May 2, 2012 – Cooper Industries plc (NYSE: CBE) today reported record first quarter earnings per share of $1.00, an increase of 8% compared to earnings per share of $.93 for the same period last year. The Company incurred an SG&A expense of $11.7 million primarily relating to an environmental matter which dates to the 1950’s. Excluding the impact of the legacy environmental reserve, first quarter earnings per share were $1.06, an increase of 14% compared to the same period last year. Total operating profit margin was 15.1% for the first quarter of 2012 and 15.5% in the same period last year. The profit margin was also negatively impacted by newly acquired businesses which contributed $44.2 million in revenue and a loss of $0.3 million. Adjusting for the legacy environmental reserve and the impact of acquisitions, operating profit margin would have been 16.4%, an increase of 90 basis points versus the first quarter of 2011. First quarter 2012 revenues increased $125.9 million, or 9.8%, to $1.40 billion compared to revenues of $1.28 billion in the first quarter of the prior year. This represents record first quarter revenues for Cooper’s combined Electrical Segments. Core revenue growth was 6.8%, with acquisitions adding 3.5% and currency translation reducing reported revenues by 0.5% when compared to the prior year.

As of March 31, Cooper continued to maintain a strong balance sheet with total debt net of cash of $811.9 million and a net debt to capitalization ratio of 17.9%. The Company reported free cash flow of $18.2 million during the quarter and continued a balanced and disciplined capital deployment strategy by increasing the quarterly dividend 7 percent and completing two acquisitions for approximately $57 million.

Segment Results

Energy & Safety Solutions segment revenues for the first quarter of 2012 increased 10.4% to $751.7 million, compared with $680.8 million in the first quarter 2011. Core revenues were 9.7% higher than the comparable prior year period, with acquisitions adding 1.5% and currency translation reducing reported revenues by 0.8%. Core revenue growth was driven by continued demand for utility products with strong demand from global industrial and energy markets.

Segment operating earnings were $126.2 million, an increase of 8.5% from the $116.3 million in the prior year’s first quarter. Segment operating margin decreased 30 basis points to 16.8% for the first quarter 2012, compared to 17.1% for the first quarter of 2011. Segment operating margin decreased primarily because of $11.7 million of legacy environmental costs which was partially offset by improved price/material economics and productivity versus the same period last year. Excluding the impact from acquisitions and the legacy environmental reserves, segment operating margin expanded 150 basis points to 18.6%.

Electrical Products Group segment revenues for the first quarter of 2012 increased 9.2% to $651.9 million, compared with $596.9 million in the first quarter 2011. Core revenues were 3.7% higher than prior year, with acquisitions adding 5.7% and currency translation decreasing reported results by 0.2%. Core revenue growth was driven primarily by demand for energy efficient products and broad industrial demand, offset partially by the continued weak residential and nonresidential construction markets.

Segment operating earnings were $92.4 million, an increase of 4.3% from the $88.6 million reported in the prior year’s first quarter. Segment operating margin decreased 60 basis points to 14.2% for the first quarter of 2012, compared to a record first quarter of 14.8% for 2011. Excluding the impact from acquisitions, segment operating margin expanded 20 basis points to 15.0%.

Tools Joint Venture

Equity income from the Apex Tool Group joint venture is $14.3 million for the first quarter 2012, compared to equity income of $14.5 million in the first quarter of 2011.

Outlook

“For 2012, we are raising our guidance for earnings per share from continuing operations to a range of $4.25 to $4.40, up from $4.15 to $4.35, based on the stronger underlying demand in the industrial and utility markets and a book to bill ratio of 108%. This guidance assumes full-year total revenue growth of 6 to 8 percent and core revenue growth of 5 to 7 percent. For the second quarter of 2012 we expect earnings per share of $1.09 to $1.12 on total revenue growth of 6 to 8 percent. Investments made over the last several years in new product development, targeted verticals, and our increased presence in emerging markets have continued to strengthen our growth profile.” said Chairman and Chief Executive Officer Kirk S. Hachigian. “Additionally, we are increasing our full year estimate for capital spending to a range of $160 to 180 million as a result of investments to support specific core growth opportunities in our Electronics and international Power Systems businesses.”

About Cooper Industries

Cooper Industries plc (NYSE: CBE) is a global electrical products manufacturer with 2011 revenues of $5.4 billion. Founded in 1833, Cooper’s sustained success is attributable to a constant focus on innovation and evolving business practices, while maintaining the highest ethical standards and meeting customer needs. The Company has seven operating divisions with leading market positions and world-class products and brands, including Bussmann electrical and electronic fuses; Crouse-Hinds and CEAG explosion-proof electrical equipment; Halo and Metalux lighting fixtures; and Kyle and McGraw-Edison power systems products. With this broad range of products, Cooper is uniquely positioned for several long-term growth trends including the global infrastructure build-out, the need to improve the reliability and productivity of the electric grid, the demand for higher energy-efficient products and the need for improved electrical safety. In 2011 sixty-two percent of total sales were to customers in the industrial and utility end-markets and forty percent of total sales were to customers outside the United States. Cooper has manufacturing facilities in 23 countries as of 2011. For more information, visit the website at www.cooperindustries.com.

Comparisons of 2012 and 2011 first quarter results appear on the following pages.

Statements in this news release are forward looking under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any statements regarding future revenues, costs and expenses, earnings, earnings per share, margins, cash flows, dividends and capital expenditures. Important factors which may affect the actual results include, but are not limited to, political developments, market and economic conditions, changes in raw material, transportation and energy costs, industry competition, the ability to execute and realize the expected benefits from strategic initiatives including revenue growth plans and cost control and productivity improvement programs, the ability to develop and introduce new products, the magnitude of any disruptions from manufacturing rationalizations, changes in mix of products sold, mergers and acquisitions and their integration into Cooper, the timing and amount of any stock repurchases by Cooper, changes in financial markets including currency exchange rate fluctuations, changing legislation and regulations including changes in tax law, tax treaties or tax regulations.

Conference Call

Cooper will hold a conference call today at 11:00 am EDT to provide shareholders and other interested parties an overview of the Company’s first quarter 2012 performance. Those interested in hearing the conference call may listen via telephone by dialing (866) 356-3377 using pass code 90586843, or over the Internet in the “Investors” section of the company website, www.cooperindustries.com. International callers should dial (617) 597-5392 and use pass code 90586843.

The conference call may include non-GAAP financial measures. A reconciliation of those measures to the most directly comparable GAAP measures can be found in the supplementary financials of this press release.

Informational exhibits concerning the Company’s first quarter performance that may be referred to during the conference call will be available in the “Investors” section of the Company’s website, www.cooperindustries.com prior to the beginning of the call.

CONSOLIDATED RESULTS OF OPERATIONS

	Quarter Ended March 31,
	2012	2011
	(in millions where applicable)
Revenues	$1,403.6	$1,277.7

Cost of sales	922.3	843.7
Selling and administrative expenses	284.1	250.9
Equity in income of Apex Tool Group, LLC	14.3	14.5

Operating earnings	211.5	197.6

Interest expense, net	14.6	16.3

Income before income taxes	196.9	181.3
Income taxes	36.2	25.5

Income from continuing operations	160.7	155.8
Income related to discontinued operations, net of income taxes	—	190.3

Net income	$160.7	$346.1

Net Income Per Common share:
Basic:
Continuing operations	$1.01	$.94
Discontinued operations	—	1.16

Net Income	$1.01	$2.10

Diluted:
Continuing operations	$1.00	$.93
Discontinued operations	—	1.14

Net Income	$1.00	$2.07

Shares Utilized in Computation of Income Per Common Share:
Basic	159.0 million	165.0 million
Diluted	160.9 million	167.6 million

PERCENTAGE OF REVENUES

	159.0 million	159.0 million
	Quarter Ended March 31,
	2012	2011
Revenues	100.0%	100.0%
Cost of sales	65.7%	66.0%
Selling and administrative expenses	20.2%	19.6%
Operating earnings	15.1%	15.5%
Income from continuing operations before income taxes	14.0%	14.2%
Income from continuing operations	11.4%	12.2%

CONSOLIDATED RESULTS OF OPERATIONS (Continued)

Additional Information for the Three Months Ended March 31

Segment Information

	Quarter Ended March 31,
	2012	2011
	(in millions)
Revenues:
Energy & Safety Solutions	$751.7	$680.8
Electrical Products Group	651.9	596.9

Total	$1,403.6	$1,277.7

Segment Operating Earnings:
Energy & Safety Solutions	$126.2	$116.3
Electrical Products Group	92.4	88.6

Total Segment Operating Earnings	218.6	204.9

General Corporate Expense	21.4	21.8
Equity in income of Apex Tool Group, LLC	14.3	14.5
Interest expense, net	14.6	16.3

Income before income taxes	$196.9	$181.3

	Quarter Ended March 31,
	2012	2011
Return on Sales:
Energy & Safety Solutions	16.8%	17.1%
Electrical Products Group	14.2%	14.8%
Total Electrical Segments	15.6%	16.0%

CONSOLIDATED BALANCE SHEETS

(PRELIMINARY)

	March 31, 2012	December 31, 2011
	(in millions)
ASSETS
Cash and cash equivalents	$616.5	$676.6
Receivables, less allowances	961.4	878.8
Inventories	534.1	466.3
Current discontinued operations receivable	3.8	3.8
Other current assets	231.2	265.9

Total current assets	2,347.0	2,291.4

Property, plant and equipment, less accumulated depreciation	640.3	625.4
Investment in Apex Tool Group, LLC	549.9	521.9
Goodwill	2,569.5	2,513.5
Other intangible assets, less accumulated amortization	417.3	380.4
Long-term discontinued operations receivable	5.0	5.1
Other noncurrent assets	112.5	109.9

Total assets	$6,641.5	$6,447.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term debt	$6.7	$6.4
Accounts payable	557.3	502.6
Accrued liabilities	549.3	615.3
Current discontinued operations liability	9.2	9.3
Current maturities of long-term debt	325.3	325.0

Total current liabilities	1,447.8	1,458.6

Long-term debt	1,096.4	1,096.2
Long-term discontinued operations liability	40.5	40.5
Other long-term liabilities	341.1	316.3

Total liabilities	2,925.8	2,911.6

Common stock, $.01 par value	1.7	1.7
Retained earnings	4,556.2	4,421.8
Treasury stock	(671.6)	(671.6)
Accumulated other comprehensive loss	(170.6)	(215.9)

Total shareholders’ equity	3,715.7	3,536.0

Total liabilities and shareholders’ equity	$6,641.5	$6,447.6

CONSOLIDATED STATEMENTS OF CASH FLOWS

(PRELIMINARY)

	Three Months Ended March 31,
	2012	2011
	(in millions)
Cash flows from operating activities:
Net income	$160.7	$346.1
Less: Income related to discontinued operations	—	190.3

Income from continuing operations	160.7	155.8
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	34.1	31.6
Deferred income taxes	(17.1)	(8.7)
Excess tax benefits from stock options and awards	(6.9)	(7.3)
Distribution of earnings from Apex Tool Group, LLC	5.0	5.4
Equity in income of Apex Tool Group, LLC	(14.3)	(14.5)
Changes in assets and liabilities(1)
Receivables	(70.6)	(78.5)
Inventories	(60.1)	(43.7)
Accounts payable and accrued liabilities	(22.4)	(45.3)
Discontinued operations assets and liabilities, net	—	0.9
Other assets and liabilities, net	43.3	4.3

Net cash provided by operating activities	51.7	—

Cash flows from investing activities:
Capital expenditures	(33.8)	(25.8)
Cash paid for acquired businesses	(57.3)	(1.8)
Proceeds from sales of property, plant and equipment and other	0.3	0.2

Net cash used in investing activities	(90.8)	(27.4)

Cash flows from financing activities:
Repayments of long-term debt	(0.1)	(2.5)
Short-term debt, net	0.2	9.5
Dividends	(45.8)	(44.8)
Purchases of treasury shares	—	(7.9)
Purchases of common shares for cancellation	(7.4)	—
Excess tax benefits from stock options and awards	6.9	7.3
Proceeds from exercise of stock options and other	17.0	33.4

Net cash used in financing activities	(29.2)	(5.0)

Effect of exchange rate changes on cash and cash equivalents	8.2	5.5

Decrease in cash and cash equivalents	(60.1)	(26.9)
Cash and cash equivalents, beginning of period	676.6	1,035.3

Cash and cash equivalents, end of period	$616.5	$1,008.4

(1)	Net of the effects of translation and acquisitions

RECONCILIATION OF NON-GAAP MEASURES

Ratios of Debt-To-Total Capitalization

And Net Debt-To-Total Capitalization Reconciliation

(Preliminary)

	March 31, 2012	December 31, 2011
	(in millions where applicable)
Short-term debt	$6.7	$6.4
Current maturities of long-term debt	325.3	325.0
Long-term debt	1,096.4	1,096.2

Total debt	1,428.4	1,427.6
Total shareholders’ equity	3,715.7	3,536.0

Total capitalization	$5,144.1	$4,963.6

Total debt-to-total-capitalization ratio	27.8%	28.8%
Total debt	$1,428.4	$1,427.6
Less: Cash and cash equivalents	616.5	676.6

Net debt	$811.9	$751.0

Total capitalization	$5,144.1	$4,963.6
Less: Cash and cash equivalents	616.5	676.6

Total capitalization net of cash	$4,527.6	$4,287.0

Net debt-to-total-capitalization ratio	17.9%	17.5%

Note: Management believes that net debt to capital is a useful measure regarding Cooper Industries’ financial leverage for evaluating the Company’s ability to meet its funding needs.

Free Cash Flow Reconciliation

	Three Months Ended March 31,
	2012	2011
	(in millions)
Net cash provided by operating activities	$51.7	$—
Less capital expenditures	(33.8)	(25.8)
Add proceeds from sales of property, plant and equipment and other	0.3	0.2

Free cash flow	$18.2	$(25.6)

Note: Management believes that free cash flow provides useful information regarding Cooper Industries’ ability to generate cash without reliance on external financings. In addition, management uses free cash flow to evaluate the resources available for investments in the business, strategic acquisitions and strengthening the balance sheet.

RECONCILIATION OF NON-GAAP MEASURES

Reconciliation of Operating Income Adjustments

	Energy & Safety Solutions		Electrical Products
(in millions where applicable)	Three Months Ended March 31,		Three Months Ended March 31,
	2012	2011	2012	2011
Revenues:
As Reported	$751.7	$680.8	$651.9	$596.9
Impact of acquisitions	10.2	—	34.0	—

Adjusted Revenues	$741.5	$680.8	$617.9	$596.9
Operating Earnings:
As Reported	$126.2	$116.3	$92.4	$88.6
Impact of acquisitions – loss/(profit)	0.1	—	0.2	—
Legacy environmental costs	11.7	—	—	—

Adjusted Operating Earnings	$138.0	$116.3	$92.6	$88.6
Operating Earnings as % of Revenue:
As Reported	16.8%	17.1%	14.2%	14.8%
As Adjusted	18.6%	17.1%	15.0%	14.8%

	Consolidated
(in millions where applicable)	Three Months Ended March 31,
	2012	2011
Revenues:
As Reported	$1,403.6	$1,277.7
Impact of acquisitions	44.2	—

Adjusted Revenues	$1,359.4	$1,277.7
Operating Earnings:
As Reported	$211.5	$197.6
Impact of acquisitions – loss/(profit)	0.3	—
Legacy environmental costs	11.7	—

Adjusted Operating Earnings	$223.5	$197.6
Operating Earnings as % of Revenue:
As Reported	15.1%	15.5%
As Adjusted	16.4%	15.5%